NEWS RELEASE

BlackBerry Appoints Philip Brace to its Board of Directors
Director Prem Watsa to resign from Board

Waterloo, Ontario – February 8, 2024 – BlackBerry Limited (NYSE: BB; TSX: BB) announced today that it has appointed IoT technology veteran Philip Brace to its board of directors, effective February 8, 2024. Mr. Brace will serve as a member of the Compensation, Nomination and Governance Committee of the Board.

“We are delighted to welcome Phil to the BlackBerry board,” said Dick Lynch, Board Chair. “Phil brings deep business acumen and a wealth of relevant experience in many areas of technology, including IoT, one of BlackBerry’s principal target markets.”

“BlackBerry is currently undergoing significant change as we both separate and rightsize our business into two standalone divisions. Having Phil join our board adds extensive knowledge to assist in guiding us through this process and beyond,” said John J. Giamatteo, BlackBerry CEO. “Phil’s expertise in some of BlackBerry’s key markets will greatly benefit the entire organization.”

Mr. Brace added, “I'm excited to join the BlackBerry Board of Directors at such a pivotal time in the Company’s history. BlackBerry’s technology and market position provides significant opportunities to help enhance value for our customers and shareholders."

Mr. Brace has an extensive background in the IoT, semiconductor, server and storage industries. His roles over the past 3 decades include a wide array of functions, including software, hardware, engineering, marketing, and sales. Most recently, from July 2021 to January 2023, Mr. Brace served as President and CEO of leading Canadian wireless communications designer, Sierra Wireless Inc., where he led the company through operational improvements that increased profits by more than 100 percent and grew revenue by more than 40 percent, culminating in a successful acquisition by Semtech Corporation. Prior to this, Mr. Brace served as Executive Vice President at Veritas Technologies, President of Seagate Technology’s Cloud Systems and Electronic Solutions, Executive Vice President at LSI Corporation, and General Manager at Intel Corporation.

Mr. Brace holds a Bachelor of Applied Science degree in Computer Engineering from the University of Waterloo and a Master’s degree in Electrical Engineering from California State University, Sacramento. He has also participated in the Stanford University Directors’ Consortium. Mr. Brace is also a member of the Board of Directors at Lantronix Inc. and Inseego Corp.

Resignation of Director Prem Watsa

BlackBerry also announced that Prem Watsa has decided to resign from the BlackBerry Board of Directors as of February 15, 2024, in connection with the Company’s repayment at maturity of its $150 million principal amount convertible debentures held by affiliates of Fairfax Financial Holdings Limited, of which Mr. Watsa is Chairman and CEO. Mr. Watsa has served as a director of the Company since November 2013 and was a member of the Compensation, Nomination and Governance Committee of the Board of Directors. He also previously served as a director of the Company from January 2012 to August 2013.

“BlackBerry and its Board thanks Prem for his many years of support and contributions to the company. We have seen enormous change in our business during Prem’s time on the Board and are appreciative of all that he has done to help with those achievements,” said Mr. Lynch.

Mr. Watsa noted, “It’s been a privilege to serve an iconic Canadian company like BlackBerry. I am excited about its future and wish the company and its Board success as it executes on its strategy.”

Following the appointment of Mr. Brace and the resignation of Mr. Watsa, the Board will have 7 members, 6 of whom are independent directors.

About BlackBerry
BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The company’s software powers over 235M vehicles. Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety and data privacy, and is a leader in the areas of endpoint security management, encryption, and embedded systems. BlackBerry’s vision is clear - to secure a connected future you can trust.

BlackBerry. Intelligent Security. Everywhere.
For more information, visit BlackBerry.com and follow @BlackBerry.

Investor Contact:
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investorrelations@blackberry.com

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